BLUE CALYPSO ANNOUNCES PATENT BOARD UPHOLDS 4 SIGNIFICANT PATENTS

DALLAS, TX – 12/19/14 – Blue Calypso, Inc. (BCYP), developer of patented mobile consumer engagement and social advocacy solutions for retailers and product manufacturers,announces that the Patent Trial and Appeals Board (PTAB) has issued its rulings on the Covered Business Method Review (CBMR) proceedings petitioned by Groupon (NASDAQ: GRPN) over one year ago on all five of Blue Calypso’s issued US Patents.  The decision of the PTAB judges resulted in a total of 28 significant claims relating to four of the Company’s patents being upheld.  Multiple of these surviving claims have been asserted against the current defendants in the litigation in the Eastern District of Texas.

The four surviving patents cover different aspects of, and improvements to one of the Company’s key inventions.  This invention has now been determined to be patentable in each of the four patents at least twice by the United States Patent Office, which strengthens the patents standing for litigation.

 “The CBMR process has validated the patentability of our invention, which has now been through the patent review process twice on each of our five issued US patents.  We are extremely pleased that the PTAB agreed with many of our arguments and validated four of the patents,” said Andrew Levi, co-CEO and inventor of the Blue Calypso technology.  “When we invented the Blue Calypso technology in 2004, mobile adoption was very early stage and social media as we know it didn’t exist.  Today is a totally different landscape, which we believe makes our patent assets extremely valuable.  Our patent portfolio is an important business differentiator in our ability to deliver innovative mobile advocacy solutions to the retail marketplace.” Levi said.

Historically very few patents have survived a CBMR proceeding.  Blue Calypso is the first patent owner in a CBMR proceeding for which the PTAB concluded in a final written decision had patentable claims in multiple patents. As a part of the CBMR process, the parties had agreed to jointly stay their infringement suits in the Eastern District of Texas.  Now that the CBMR process has concluded, the parties are required to resume litigation proceedings under an accelerated discovery timeline.  “We are pleased to have our patents validated by this PTAB decision, and are eager to get to trial. Based upon the PTAB decision, we are confident that the trial will result in a successful outcome for the Company,” Levi added.

The Company will be hosting a call to discuss this PTAB ruling in further detail in the next several weeks. Detail regarding the call will be revealed in a future announcement.

About Blue Calypso, Inc.

Blue Calypso, Inc. (BCYP) develops and delivers mobile engagement and social advocacy solutions for retailers and product manufacturers using its patented portfolio of products including Mobile ADvantage™,DashTAGG® and SocialECHO™ The Company employs their unique platform to connect consumers to brands, drive store traffic, increase shopper spend and shorten the path-to-purchase. The Blue Calypso platform includes extensive big data analytics, tracking consumer engagement such as the spread of shared content, attribution, geo-location and offer redemption. Brands on this platform have key insight into the performance of their content and the sentiment of their customers in real-time. For more about the Company please visit www.bluecalypso.com.

CONTACT: Blue Calypso, Inc.

Laurie Stovall
800-378-2297

lstovall@bluecalypso.com

Corporate Services Advisor

         Merriman Capital, Inc.*

         Alexandra Petek

         415-248-5681

         apetek@merrimanco.com

         *Member FINRA / SIPC